ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 29, 2013

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re: Registration of Debt Securities by The TJX Companies, Inc.

Ladies and Gentlemen:

We have acted as counsel to The TJX Companies, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of one or more series of senior unsecured debt securities of the Company (the “Debt Securities”), which may be issued under an Indenture, dated as of April 2, 2009 (the “Base Indenture”), between the Company and U.S. Bank National Association, including any supplemental indenture related thereto.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the terms of any Debt Securities and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Debt Securities have been duly executed, authenticated and delivered against payment of the purchase price therefor in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, and

The TJX Companies, Inc.	- 2 -

in the manner provided for in the Base Indenture, including any supplemental indenture related thereto, such Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby and such Debt Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting or similar agreement and any applicable supplemental indenture, pursuant to which such Debt Securities may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto, and the specific terms of such Debt Securities have been duly established in conformity with the applicable underwriting agreement and the Base Indenture, including any supplemental indenture related thereto, and the certificate of incorporation and bylaws of the Company (if applicable); (iv) at the time of the issuance of any Debt Securities, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; and (v) all the foregoing actions to be taken by the Company are taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law. Our opinions are also subject to the qualification that the enforceability of provisions in the Base Indenture and Debt Securities providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration of any Debt Securities, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Validity of Debt Securities.” By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

2